Consumers Energy

Entergy

News
Release

Date:	July 11, 2006

For Release:	July 12, 2006, 5:30 am

Contact:	Entergy Nuclear	Consumers Energy

	Morgan Stewart (News Media) (504) 576-4238 office (504) 460-7024 cell mstewa3@entergy.com	Jeff Holyfield (News Media) (517) 788-2394 jlholyfield@cmsenergy.com

	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com	Laura L. Mountcastle (Investor Relations) (517) 788-2590 llmountcastle@cmsenergy.com

Entergy To Buy Palisades Nuclear Energy Plant from Consumers Energy

Entergy Corporation (NYSE: ETR) and Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), have reached an agreement for Entergy to purchase the 798-megawatt Palisades Nuclear Plant near South Haven, Mich., for $380 million.

With the addition of Palisades, Entergy – the nation’s second largest nuclear power company – will own 11 nuclear generating reactors and manage a 12th. Palisades is the company’s second reactor in the Midwest. Five others are in the South and five in the Northeast.

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The $380 million price represents $242 million for the plant itself, $83 million in nuclear fuel based on current market prices, and $55 million in related assets. The sale also includes the Big Rock Point Independent Spent Fuel Storage Installation and compensates Entergy for accepting the responsibility.

“The Entergy fleet advantage will assure customers of Consumers Energy that Palisades will continue to be a safe, clean, reliable and low cost producer of electric energy for Michigan for the long term,” said Entergy Nuclear CEO Gary J. Taylor.

“This is also good news for Palisades employees because Entergy is a strong people-oriented nuclear operator. Being a part of a fleet of 12 power reactor units will open many new career opportunities for Palisades people in the future.”

In addition to the $380 million purchase price, Entergy will make employment offers to all 500 of the plant’s current employees at their same salaries for 18 months. Entergy also has committed to maintain the benefits programs for the employees for 36 months.

As part of the purchase, Entergy also agreed to sell 100 percent of the plant’s output, up to its current 798 megawatts, back to Consumers Energy for 15 years at a price structure that retains the benefits of the low-cost nuclear generation for Consumers Energy’s 1.8 million electric customers.

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Other highlights of the sales agreement:

•	Entergy will assume responsibility for eventual decommissioning of the plant. Consumers Energy will retain $200 million of the current $566 million Palisades decommissioning funds balance, with the later return of $116 million more, pending a favorable federal tax ruling.

•	Consumers Energy will pay Entergy $30 million to accept responsibility for the spent fuel at the decommissioned Big Rock Point nuclear plant, which was located near Charlevoix, Mich.

Palisades has operated at an average capacity factor of 89 percent from 2002 through 2005. The plant set a CMS Energy record in 2004 for the longest continuous operation of any its electric generating units at 478 days.

Palisades already has applied for a 20-year extension of its operating license and expects to receive it in early 2007. Its current operating license expires in 2011.

Entergy knows the reactor design of Palisades. Entergy already has two Combustion Engineering pressurized water reactors in its 11-reactor fleet. Palisades will be the third, opening up opportunities to improve Palisades’ operations through fleet purchasing, inventory management, and shared management and other economies of scale.

The sale transaction is targeted to close in the first quarter of 2007. The final purchase price will be subject to several adjustments at closing. The sale must be reviewed by the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Michigan Public Service Commission, and other regulatory and state agencies.

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The other nuclear plant operated by Entergy in the Midwest is the Cooper Nuclear Station at Brownville, Neb., owned by Nebraska Public Power District.

David Joos, CMS Energy’s president and chief executive officer, said the sale agreement with Entergy capped a competitive bid process launched in December.

“We are pleased with the outcome of this auction. Entergy has a national reputation as one of the premier operators of nuclear energy plants in the country and can continue the long tradition of safe, reliable, and economic production from the Palisades plant,” Joos said.

Concentric Energy Advisors, located in Marlborough, Mass., served as Consumers Energy’s financial advisor and auction manager for the Palisades sale. Concentric Energy Advisors also is providing strategic support throughout the transaction and regulatory approval process.

Entergy Corporation, headquartered in New Orleans, La., is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity. Entergy Nuclear, its nuclear businesses headquartered in Jackson, Miss., is the second-largest nuclear power operator in the United States and the largest in the Northeast. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees. Additional information regarding the transaction is available in Entergy’s investor release dated July 12, 2006, on Entergy’s investor relations website at http://www.shareholder.com/entergy/publications.cfm.

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CMS Energy is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

Consumers Energy is on-line at www.consumersenergy.com
Entergy Nuclear is on-line at www.entergy-nuclear.com